EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-190766 and 333-168976 on Form S-1, No. 333-152969 on Form S-3 and Nos. 333-58199, 333-35758, 333-75594, 333-115622, 333-135907, 333-161448, 333-166892, and 333-193926 on Form S-8 of Consumer Portfolio Services, Inc. of our report dated March 10, 2014, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Consumer Portfolio Services, Inc. appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Costa Mesa, California

March 10, 2014